SCHEDULE 14A

                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the registrant X Filed by a party other than the registrant Check the appropriate box:

___  Preliminary Proxy Statement     ___ Confidential for Use for the Commission
                                         Only (as permitted by Rule 14a-6(e)(2))

  X  Definitive Proxy Statement
___  Definitive Additional Materials

___  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         Cousins Properties Incorporated
                  --------------------------------------------
                  (Name of Registrant as Specified in Charter)


      --------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

 X   No fee required.

___  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined.):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

___  Fee paid previously with preliminary materials.

___ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration number or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:

                         COUSINS PROPERTIES INCORPORATED
                      2500 WINDY RIDGE PARKWAY, SUITE 1600
                             ATLANTA, GEORGIA 30339
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 2, 2000

TO THE STOCKHOLDERS OF COUSINS PROPERTIES INCORPORATED:
       NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Cousins Properties Incorporated (the "Company") will be held on Tuesday, May 2, 2000, at 2:00 p.m., local time, at the Theatre, Lobby Level, The Inforum, 250 Williams Street, Atlanta, Georgia 30303, for the following purposes:

              (1) To elect seven (7) Directors; and

              (2) To transact such other business as may properly come before the meeting or any adjournments thereof. Only stockholders of record at the close of business on March 17, 2000 will be entitled to notice of and to vote at the meeting. A list of stockholders as of the close of business on March 17, 2000 will be available at the Annual Meeting of Stockholders for examination by any stockholder, his agent or his attorney.

       Your attention is directed to the Proxy Statement submitted with this notice.

                                          By Order of the Board of Directors.
                                          TOM G. CHARLESWORTH
                                          Secretary

Atlanta, Georgia
March 27, 2000

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO VOTE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY REVOKE THE PROXY AND VOTE YOUR SHARES IN PERSON.

                         COUSINS PROPERTIES INCORPORATED

                      2500 WINDY RIDGE PARKWAY, SUITE 1600

                             ATLANTA, GEORGIA 30339

                                 PROXY STATEMENT

                                       FOR

                         ANNUAL MEETING OF STOCKHOLDERS

                             To Be Held May 2, 2000

       The accompanying proxy is solicited by the Board of Directors of Cousins Properties Incorporated (the "Company") for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on May 2, 2000, at 2:00 p.m. local time, at the Theatre, Lobby Level, The Inforum, 250 Williams Street, Atlanta, Georgia 30303, and any adjournments thereof. When such proxy is properly executed and returned, the shares it represents will be voted at the meeting and, where a choice has been specified on the proxy, will be voted in accordance with such specification. If no choice is specified on the proxy with respect to any particular matter to be acted upon, the shares represented by the proxy will be voted in favor of such matter. The presence of holders of a majority of the outstanding shares of Common Stock either in person or by proxy will constitute a quorum for the transaction of business at the Annual Meeting. Broker non-votes are neither counted in establishing a quorum nor voted for or against matters presented for stockholder consideration. Consequently, such broker non-votes have no effect on the outcome of any vote. Abstentions with respect to a proposal are counted for purposes of establishing a quorum.
Abstentions, however, are neither counted for or against matters presented for stockholder consideration, and as a result have no effect on the outcome of any vote. Any stockholder giving a proxy has the power to revoke it at any time before it is voted. Revocation of a proxy is effective upon receipt by the Secretary of the Company of either (i) an instrument revoking it or (ii) a duly executed proxy bearing a later date. A stockholder who is present at the Annual Meeting may also revoke his proxy and vote in person if he so desires.

       Only stockholders of record as of the close of business on March 17, 2000 will be entitled to vote at the Annual Meeting. As of that date, the Company had outstanding 32,325,859 shares of Common Stock, each share being entitled to one vote. No cumulative voting rights are authorized and dissenters' rights for stockholders are not applicable to the matters being proposed. The approximate date on which this Proxy Statement and the accompanying form of proxy are first being given or sent to stockholders is March 27, 2000.

                              ELECTION OF DIRECTORS

       The Board has fixed the number of Directors which shall constitute the full Board for the ensuing year at seven and recommends the election of the nominees listed below, to hold office until the next annual meeting and until their successors are duly elected and qualified. All of such nominees are members of the present Board. If, at the time of the Annual Meeting, any nominee should be unable to serve or, for good cause will not serve, the persons named in the proxy will vote for such substitute nominees or vote to reduce the number of Directors for the ensuing year, as the Board recommends. The Board has no reason to believe that any substitute nominee or nominees will be required. Except as set forth above, the proxy solicited hereby cannot be voted for the election of a person to fill a directorship for which no nominee is named in this Proxy Statement. The affirmative vote of a plurality of the shares represented at the meeting and entitled to vote is required to elect the Directors.

       Pursuant to the Company's Bylaws, the Directors could, by a majority vote, increase the number of Directors to up to 12 and fill the vacancies resulting from the increase until the next Annual Meeting. The Directors have not identified any specific persons as potential candidates to add as a Director.

                 DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

       The following table sets forth the name of each Director nominee, his or her age, the year he or she was first elected as a Director, the number of shares of Common Stock of the Company beneficially owned by him or her as of February 1, 2000, the percent of the Common Stock of the Company so owned, a brief description of his or her principal occupation and business experience during the last five years, directorships of other publicly held companies presently held by him or her and certain other information.

       Under the rules of the Securities and Exchange Commission, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote, or direct the voting of, such security, or "investment power," which includes the power to dispose of, or to direct the disposition of, such security. A person also is deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within sixty days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he has no beneficial economic interest. Except as indicated in the notes to the following table, the persons indicated possessed sole voting and investment power with respect to all shares set forth opposite their names.



                                                                                     Shares of
                                                                                    Common Stock
                                    First                                           Beneficially
                                    Year                                            Owned as of
                                   Elected             Information                   February 1,     Percent of
     Name                  Age    Director       Concerning Nominees (1)              2000 (1)          Class
     ----                  ---    --------       -----------------------              --------          -----
Richard W. Courts, II*     64       1985    Chairman of Atlantic Investment         1,451,323 (2)        4.5%
                                            Company  (real  estate  development/
                                            investments)   for  at  least   five
                                            years.  Director of Southern  Mills,
                                            Inc;   SunTrust  Banks  of  Georgia,
                                            Inc.; SunTrust Bank, Atlanta; and
                                            Genuine Parts Company.

Thomas G. Cousins          68       1962    Chairman of the Board and               6,431,860 (3)       19.86%
                                            Chief Executive Officer of the
                                            Company; has been employed
                                            by Cousins since its inception.
                                            Director of Shaw Industries, Inc.;
                                            and Total System Services, Inc.

Lillian C. Giornelli       39       1999    Chairman and Chief Executive              222,486 (4)       **
                                            Officer of The Cousins Foundation,
                                            Inc. since March 1999. Trustee
                                            of The Cousins Foundation, Inc.
                                            for at least five years.

Terence C. Golden*         55       1996    President, Chief Executive Officer         14,604 (5)       **
                                            and Director of Host Marriott
                                            Corporation since 1995.  Chairman of
                                            Bailey Realty Corporation and Bailey
                                            Capital Corporation for at least
                                            five years.  Director of Prime
                                            Retail, Inc.; and PEPCO.

Boone A. Knox*             63       1969    Chairman of Regions Bank of Central       165,813 (6)       **
                                            Georgia since 1997.  Prior to such
                                            date, Chairman of Allied Bankshares,
                                            Inc. for at least five years.
                                            Director of Merry Land Properties,
                                            Inc.; and The Intercept
                                            Group, Inc.; and Trustee of Equity
                                            Residential Properties Trust.

William Porter Payne*      52       1996    Vice Chairman and Director of PTEK         16,259 (7)       **
                                            Holdings, Inc. since July 6, 1998.
                                            Vice Chairman of Bank of America
                                            (formerly, NationsBank) from February
                                            1, 1997 to July 1, 1998.  Prior to
                                            February 1, 1997, President and
                                            Chief Executive Officer of the
                                            Atlanta Committee for the Olympic
                                            Games for at least five years.
                                            Director of Jefferson Pilot
                                            Corporation; Anheuser Busch, Inc.;
                                            Healtheon/WebMD; and ACSYS, Inc.

Richard E. Salomon*        57       1994    Managing Director of Spears, Benzak,       93,098 (8)       **
                                            Salomon & Farrell (investment
                                            advisor) for at least five years.
                                            Director of Boston Properties;
                                            and Key Asset Management, Inc.;
                                            Member of Blackstone Alternative
                                            Management Advisory Board.

* Member of the Audit Committee and the Compensation, Succession, Nominating and Board Structure Committee
        of the Board of Directors.
**      Less than 1%.

(1)  Based upon information furnished by the respective nominees.
(2) Includes a total of 1,385,751 shares as to which Mr. Courts shares voting and investment power. Of these shares (i) 258,501 shares are owned by the Courts Foundation for which Mr. Courts serves as a Trustee and as Chairman and (ii) 1,127,250 shares are owned by Atlantic Investment Company. Also includes 13,000 shares which may be currently acquired by exercise of options and 13,926 shares owned by his children as to which Mr. Courts disclaims beneficial interest. By virtue of his position with Atlantic Investment Company, Mr. Courts may be deemed to have sole voting and investment power of the shares owned by Atlantic Investment Company. Does not include 7,399 shares owned by Mr. Courts' wife, as to which Mr. Courts disclaims beneficial interest.

(3) Does not include 459,298 shares owned by Mr. Cousins' wife, as to which Mr. Cousins disclaims beneficial interest. Includes 134,760 shares as to which Mr. Cousins shares voting and investment power. Also includes 210,000 shares which may be currently acquired by exercise of options.

(4) Includes 12,052 shares held by Ms. Giornelli as custodian for her children and 3,556 shares held directly by her children. Also includes 355 shares held by the Estate of Lillian W. Cousins, for which Ms. Giornelli is executrix and as to which Ms. Giornelli disclaims beneficial interest. Also includes 4,000 shares which may be currently acquired by exercise of options.

(5) Includes 13,000 shares which may be currently acquired by exercise of options.
(6) Includes 70,000 shares owned by the Knox Foundation, of which Mr. Knox is a trustee, and 351 shares owned by BT Investments, a partnership of which Mr. Knox is a general partner. Mr. Knox shares voting and investment power with respect to the Knox Foundation and BT Investments shares. Also includes 13,000 shares which may be currently acquired by exercise of options.

(7) Does not include 1,250 shares held by the Estate of John F. Beard, for which Mr. Payne's wife is executrix and as to which Mr. Payne disclaims beneficial interest. Includes 13,000 shares which may be currently acquired by exercise of options.

(8) Does not include 471,491 shares beneficially owned by Key Corp. and its subsidiaries, including Spears, Benzak, Salomon & Farrell, an investment advisor, as to which Mr. Salomon disclaims beneficial interest. Includes 13,000 shares which may be currently acquired by exercise of options and 48,941 shares held in trust for the benefit of Mr. Salomon's mother, for which Mr. Salomon serves as co-trustee.

       Ms. Giornelli is the daughter of Mr. Cousins. There are no other family relationships among the Director nominees or Executive Officers of the Company.

       The Board of Directors held 4 regular meetings and one special meeting during 1999. The Board had two standing committees - the Audit Committee and the Compensation, Succession, Nominating and Board Structure Committee. Each Committee held one meeting during 1999. Each Director attended at least 75% of all Board of Directors and Committee meetings, except that Ms. Giornelli attended two of three meetings occurring after her election.

       As described under Committee Report on Compensation, the Compensation, Succession, Nominating and Board Structure Committee sets and administers the policies that govern executive compensation. This committee also has oversight over the Company's management succession and development programs and has oversight over all personnel related matters involving senior officers of the Company. This committee also makes recommendations regarding composition and size of the Board of Directors, considers nominees recommended by stockholders submitted in writing to the Committee at the Company's principal office by
November 30, 2000, reviews qualifications of Board candidates and the effectiveness of incumbent directors, recommends a schedule of fees, tenure and retirement of Board members, recommends a slate of officers of the Company annually, and recommends from time to time the removal and promotion of such officers as well as the appointment of replacements.

       The Audit Committee makes recommendations concerning the engagement or discharge of the Company's independent auditors, reviews with the independent auditors the audit plan and results of the audit engagement, reviews the scope and results of the Company's internal auditing procedures and the adequacy of its accounting controls, reviews the independence of the independent auditors and considers the reasonableness of the independent auditors' audit and non-audit fees.

                               Executive Officers

       The following table sets forth the number and percentage of shares of Common Stock of the Company beneficially owned by the five most highly compensated Executive Officers of the Company other than the Chief Executive Officer, who is included above, and by all Executive Officers and Directors of the Company as a group, as of February 1, 2000.

                                        Shares of Common Stock
                                         Beneficially Owned on
Name                                      February 1, 2000 (1)  Percent of Class
----                                    ----------------------  ----------------

Daniel M. DuPree,
  President and Chief Operating Officer        230,111  (2)           *
Craig B. Jones
  Senior Vice President and
  President - Office Division                   75,742  (3)           *
Joel T. Murphy
  Senior Vice President and
  President - Retail Division                   75,976  (4)           *
John L. Murphy,
  Senior Vice President                        137,147  (5)           *
  Tom G. Charlesworth
  Senior Vice President, General Counsel
  and Secretary                                135,320  (6)           *
Total for all Executive Officers and
  Directors as a group (17 persons)          9,327,878  (7)         27.89%
--------------------------

* Less than 1%

(1)  Based upon information furnished by the Officers and Directors.
(2) Includes 210,000 shares subject to presently exercisable options and 4,981 shares allocated to Mr. DuPree from the Company's Profit Sharing Plan. Does not include 100,000 shares awarded to Mr. DuPree by the Company under its 1995 Stock Incentive Plan. These shares are subject to certain employment and performance conditions.

(3) Includes 70,000 shares subject to presently exercisable options and 4,918 shares allocated to Mr. Jones from the Company's Profit Sharing Plan. Includes 824 shares held by Mr. Jones as custodian for his minor children, as to which he disclaims beneficial interest.

(4) Includes 72,500 shares subject to presently exercisable options and 3,201 shares held in a self directed account for Mr. Joel Murphy in the Company's Profit Sharing Plan. Does not include 267 shares owned by Mr. Joel Murphy's wife, as to which Mr. Joel Murphy disclaims any beneficial interest.

(5) Includes 125,000 shares subject to presently exercisable options and 11,061 shares held in a self directed account for Mr. John Murphy in the Company's Profit Sharing Plan.

(6) Includes 105,940 shares subject to presently exercisable options and 4,352 shares allocated to Mr. Charlesworth from the Company's Profit Sharing Plan. Also includes 2,493 shares owned by Mr. Charlesworth's children.

(7) Includes a total of 1,110,440 shares subject to presently exercisable stock options. Includes 1,653,729 shares as to which Executive Officers and Directors share voting and investment power with others. Does not include 468,214 shares owned by wives and other affiliates of Executive Officers and Directors, as to which such Executive Officers and Directors disclaim beneficial interest.

                             EXECUTIVE COMPENSATION

                           Summary Compensation Table

       The following information is furnished with respect to the Chief Executive Officer and each of the other five most highly compensated Executive Officers of the Company (collectively, the "Named Executive Officers") and includes salary and bonuses paid by the Company and Cousins Real Estate Corporation ("CREC").

                                                                                  Long Term
                                           Annual Compensation (1)               Compensation
                                   -----------------------------------------     ------------
     Name                                                                         Securities
      and                                                                         Underlying           All Other
   Principal                                                                       Options/           Compensation
   Position                         Year           Salary(2)          Bonus          SARs                  (3)
   --------                         ----           ---------        ---------     ----------          ------------

Thomas G. Cousins,                  1999           $425,000         $350,000          -                 $22,624
  Chairman and Chief                1998            400,000          300,000        125,000              22,624
  Executive Officer                 1997            400,000          275,000        125,000              22,624
Daniel M. DuPree,                   1999            275,000          300,000        135,000              17,648
  President and Chief               1998            260,000          270,000        100,000              17,678
  Operating Officer                 1997            250,000          225,000        100,000              17,678
Craig B. Jones,                     1999            206,000          225,000         50,000              17,860
  Senior Vice President and         1998            200,000          150,000         40,000              17,860
  President - Office Division       1997            194,155          120,000         30,000              17,860
Joel T. Murphy,                     1999            206,000          150,000         50,000              16,840
  Senior Vice President and         1998            200,000          150,000         40,000              17,620
  President - Retail Division       1997            190,000          100,000         35,000              17,620
John L. Murphy,                     1999            200,000          150,000         25,000              18,340
  Senior Vice President             1998            197,245          150,000         25,000              18,340
                                    1997            191,500          150,000         25,000              18,340
Tom G. Charlesworth,                1999            190,000          160,000         50,000              17,620
  Senior Vice President,            1998            180,000          150,000         30,000              17,620
  General Counsel and Secretary     1997            165,000           80,000         25,000              17,620

(1) Excludes perquisites and other personal benefits, the aggregate amount of which did not, in the case of any individual, exceed $20,000 in any year.

(2) Salary amounts disclosed are before reductions in compensation elected by the executives for medical, child care and related benefits.

(3) All Other Compensation for 1999 includes the Company's annual contribution of $16,000 to the Company's Profit Sharing Plan on behalf of each of Messrs. Cousins, DuPree, Jones, Murphy, Murphy and Charlesworth, with the remainder for each person representing life insurance premiums paid by the Company on behalf of the Named Executive Officers for life insurance in excess of $50,000.

     The Company maintains a Profit Sharing Plan for the benefit of all of the Company's full time salaried employees. The annual contribution is determined by the Board of Directors of the Company and CREC and is allocated among eligible participants. Contributions become vested over a six-year period. Vested benefits are generally paid to participants upon retirement, but may be paid earlier in certain circumstances, such as death, disability, or termination of employment.

                      Option/SAR Grants In Last Fiscal Year

       The following table sets forth certain information with respect to options and SARs granted to the Named Executive Officers for the year ended December 31, 1999.

                                                             Individual Grants
                           -------------------------------------------------------------------------------------
                                          Percent of
                             Number          Total
                               of          Options/
                           Securities        SARs
                           Underlying     Granted to
                            Options/       Employees        Exercise or
                              SARs         in Fiscal        Base Price            Expiration         Grant Date
       Name                Granted (1)       Year          ($/share) (2)             Date             Value (3)
       ----                -----------    ----------       -------------          ----------         ----------
Thomas G. Cousins              -              -                 -                      -                 -
Daniel M. DuPree             135,000          20%             $34.1875              12/14/09          $845,640
Craig B. Jones                50,000           7%             $34.1875              12/14/09          $313,200
Joel T. Murphy                50,000           7%             $34.1875              12/14/09          $313,200
John L. Murphy                25,000           4%             $34.1875              12/14/09          $156,600
Tom G. Charlesworth           50,000           7%             $34.1875              12/14/09          $313,200


(1)  Options vest over a period of five years.
(2) All options were granted at prices equal to the market value of the underlying stock on the date of grant.
(3) The Black-Scholes option pricing model was used to determine the grant date value. This model assumes a risk free rate of 8 year U.S. Government Obligations as of grant dates, five year closing price volatility, dividend rates which existed as of the date of grant and an exercise period of 8 years.

               Aggregated Option/SAR Exercises In Last Fiscal Year
                      And Fiscal Year End Option/SAR Values

     The following table sets forth certain information with respect to options/SARs exercised and the value of unexercised options and SARs held by the Named Executive Officers of the Company at December 31, 1999.

                                                              Number of                   Value of
                                                        Securities Underlying            Unexercised
                                 # of                        Unexercised                In-The-Money
                                Shares                    Options and SARs            Options and SARs
                               Acquired                       at FY-End                 at FY-End ($)
                                  on            Value       Exercisable/                Exercisable/
            Name               Exercise       Realized      Unexercisable               Unexercisable
            ----               --------       --------  ---------------------         -----------------

       Thomas G. Cousins        50,000        $905,813     210,000/ 215,000         $2,312,500/$1,120,313
       Daniel M. DuPree              -               -     237,500/ 305,000         $3,088,594/$  884,375
       Craig B. Jones                -               -      80,500/ 112,000         $1,033,281/$  331,625
       Joel T. Murphy                -               -      77,500/118,000          $  927,156/$  380,500
       John L. Murphy                -               -     125,000/  75,000         $1,987,813/$  315,625
       Tom G. Charlesworth           -               -     105,940/ 101,000         $1,603,469/$  292,063

                        Committee Report On Compensation

     The Compensation, Succession, Nominating and Board Structure Committee of the Company's Board of Directors (the "Committee") is responsible for ensuring that a proper system of short and long term compensation is in place to provide performance-oriented incentives to management. The Committee's report on compensation is as follows:

     Each executive officer's compensation is determined annually by the Committee. Senior management makes recommendations to the Committee regarding each executive officer's compensation (except the Chief Executive Officer's compensation), including recommendations for base salary for the succeeding year and discretionary cash bonuses and stock incentive awards. The Company conducts a reevaluation annually of compensation of executive officers and certain other management personnel. This is done with the assistance of an independent compensation consulting firm which provides a report setting forth competitive compensation data for executive officer positions and certain other management positions.

     The Company's compensation philosophy is based on a pay for performance approach. The compensation program seeks to reward individual action that contributes to operating unit performance and Company performance. The Company's goal is to be competitive with the marketplace on a total compensation basis, including base salary and annual and long-term incentives:

         - Base Salary. Each executive officer's base salary is based upon the competitive market for the executive officer's services, including the executive's specific responsibilities, experience and overall performance. In keeping with the Company's pay for performance approach, the Company's objective is to set the base salary at the median base salary level of the Company's peers in its industry. Base salaries are adjusted annually, following review of competitive base salary data. Changes in responsibilities also are taken into account in the review process.

         - Annual Incentive Compensation. The Company awards discretionary year-end bonuses. These bonuses reflect the contribution of the individual as well as the performance of the operating unit and the Company as a whole. Assuming an above average performance in a given position, the level of bonus is based upon the median industry bonus for the position. The net result is that base salary and annual incentive compensation will be at a level commensurate with normal, median industry levels where performance is above average or superior.

              The performance measures applicable to a particular position vary according to the functions of the position. Performance measures considered by the Committee included the level of the predevelopment pipeline, the volume of development construction commenced, completion of development projects on time and within budget, execution of tenant leases, property management and leasing results, property sales and financings achieved.

         - Long-Term Incentive Compensation. The Committee believes that extraordinary performance should be rewarded with extraordinary levels of long-term incentive compensation. Long-term incentive compensation also aligns management's interests with that of the stockholders. The Committee believes that stock-based awards are most appropriate for long-term incentive compensation. In 1999 the Board adopted, and the shareholders approved, the 1999 Incentive Stock Plan. Under this plan, various stock-based awards may be made by the Committee, including stock options, restricted stock, performance shares and stock grants. In 1999 the Committee awarded stock options to each of the executive officers, other than Mr. Cousins. In 1995 the Committee awarded stock to Mr. DuPree, subject to certain employment and performance conditions. In general, these performance conditions are based on stockholder total return and funds from operations per share growth rates over a four to seven year period from the date of the award. The level of shares ultimately earned by Mr. DuPree will depend in part on the total return achieved by the stockholders and in part on the funds from operations per share growth rate achieved by the Company over this period. These performance measures are regarded by the Committee as the most important long-term performance measures.

     The Company maintains a Profit Sharing Plan for the benefit of its executive officers and other employees. The Board of Directors determines the Company's annual contribution under the Profit Sharing Plan. The annual contribution is allocated among eligible employees of the Company in accordance with each such employee's compensation. At December 31, 1999, approximately 73% of the Profit Sharing Plan was invested in the Company's Common Stock.

     Mr. Thomas G. Cousins has been the Chief Executive Officer of the Company since its founding in 1958 and beneficially owns approximately 19.86% of the Company's Common Stock. The Committee believes that Mr. Cousins is responsible for much of the Company's success. Mr. Cousins has hired and developed an outstanding management group and has furnished leadership in all areas of the Company's business. In determining Mr. Cousins' bonus for 1999, the Committee considered Mr. Cousins' significant role in the accomplishments of the Company in 1999, including performance measures referred to above.



                                COMPENSATION, SUCCESSION, NOMINATING
                                AND BOARD STRUCTURE COMMITTEE

February 8, 2000

                                Richard W. Courts, II, Chairman
                                Terence C. Golden
                                Boone A. Knox
                                William Porter Payne
                                Richard E. Salomon

                        Compensation Committee Interlocks
                            and Insider Participation

     The Company's Compensation, Succession, Nominating and Board Structure Committee is comprised of Messrs. Courts, Golden, Knox, Payne and Salomon. None of such directors have any interlocking relationships required to be disclosed in this Proxy Statement.

                 Comparison Of Five Year Cumulative Total Return

     The following table compares cumulative total returns of the Company and the indicated indexes assuming an investment of $100 on December 31, 1994 and reinvestment of dividends.

                                                                    Fiscal Year Ended December 31,
                                                     -----------------------------------------------------------
          Company/Index                              1994       1995       1996       1997       1998       1999
          -------------                              ----       ----       ----       ----       ----       ----
Cousins Properties Incorporated                       $100    $123.33    $180.42    $196.66    $227.37    $251.52
New York Stock Exchange Index                          100     129.66     156.20     205.49     244.52     267.75
Standard & Poor 500 Index                              100     137.58     169.17     225.61     290.09     351.13
NAREIT Equity REIT Index                               100     115.27     155.92     187.51     154.69     147.54
Media General Industry Group 44 -
    Real Estate Index (1)                              100     141.29     187.18     239.40     244.24     211.72

       (1) This index is published by Media General Financial Services and includes the Company and 309 other real estate companies.



                            COMPENSATION OF DIRECTORS

     Each Director who is not an Officer will earn a $22,000 annual retainer plus $1,000 for each Board meeting and each Committee meeting attended. The 1999 Incentive Stock Plan provides that an outside Director may elect to receive Company stock in lieu of cash fees otherwise payable for services as a Director. The price at which such shares are issued is equal to 95% of the market price on the issuance date. On March 31, 1999, each Director at such time was granted 4,000 stock options pursuant to the 1999 Incentive Stock Plan. Such options have a term of ten years, are exercisable upon grant and are exercisable at the closing stock price on the date of grant ($28.9375 per share). On May 4, 1999 Ms. Giornelli was elected a director and pursuant to the 1999 Incentive Stock Plan was granted 4,000 stock options. Such options have terms similar to the options granted to the other directors on March 31, 1999 and the closing stock price on the date of grant was $34.8125 per share.

                            SECTION 16(A) BENEFICIAL
                         OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's officers, directors and persons who own more than 10% of the Company's Common Stock to file certain reports with respect to each such person's beneficial ownership of the Company's Common Stock. In addition, Item 405 of Regulation S-K requires the Company to identify in its proxy statement each reporting person who failed to file on a timely basis reports required by Section 16(a) of the Exchange Act during the most recent fiscal year or the prior fiscal year. Based upon information supplied to the Company, the Company believes that there are no matters to be reported here.

                              CERTAIN TRANSACTIONS

     The Company and an affiliate of Thomas G. Cousins, Chairman and Chief Executive Officer of the Company, each own a 50% interest in an airplane and each pay the expenses related to the airplane based upon usage. During 1999, the Company and an affiliate of Mr. Cousins also each owned a 50% interest in a company which in turn owned a 50% interest in an airplane hangar. The Company and the affiliate of Mr. Cousins each pay one-fourth of the expenses related to the hangar. The Company's portion of shared airplane and hangar expenses totaled $154,998 in 1999.

     Nonami Enterprises, Inc., a company wholly owned by Mr. Cousins, leased office space from one of the Company's joint ventures in 1999. The base rent, additional rent and storage rent paid by this entity in 1999 totaled $110,425. The Company believes these amounts are consistent with market transactions.

     One of the Company's joint ventures leased space to CREC in 1999. Under the terms of the lease, this entity paid rent at a rate equal to the rate that the Company was obligated to pay for comparable space under its lease with the joint venture. Mr. Cousins and Mr. DuPree are directors of CREC. Mr. Cousins, Mr. DuPree, Mr. Jones, Mr. Joel Murphy, Mr. John Murphy and Mr. Tom Charlesworth are officers of CREC. The financial results of CREC are included in the Company's consolidated results of operations.

     In 1999, W. Michael Murphy & Associates, Inc. ("MMA"), an entity owned by the brother of Mr. Joel T. Murphy, performed services for CREC in connection with the sale of one outparcel and the development of one retail center. MMA received fees totaling $286,980 for such work.

     In 1996, the Company acquired certain assets of The Lea Richmond Company and The Richmond Development Company (the "Richmond Companies"). Mr. Lea Richmond, III was President of these companies and had significant ownership interests in these companies. Following this acquisition, Mr. Richmond became President - Cousins/Richmond, a division of the Company which manages and develops medical office buildings. The purchase price paid by the Company was $1.8 million, plus contingent future payments of up to an additional $1 million (of which $283,333 was paid through December 31, 1999). The Company manages certain medical office buildings owned by affiliates of the Richmond Companies. In 1999, the Company earned $267,094 in management and other income from these entities. In 1999 the Company paid $118,035 to a partnership in which Mr. Richmond serves as a general partner, such payment being for the purchase of impact fee credits at a discount from normal charges.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information concerning each person known to the Company's Board of Directors to be either a Schedule 13G filer or the "beneficial owner," as such term is defined by the rules of the Securities and Exchange Commission, of more than 5% of the outstanding shares of the Company's Common Stock:

     Name and                                                         Percent
      Address                           Amount Beneficially Owned     of Class
      -------                           -------------------------     --------

Thomas G. Cousins                            6,431,860  (1)            19.86%
2500 Windy Ridge Parkway
Suite 1600
Atlanta, Georgia  30339
Southeastern Asset Management, Inc.          3,220,000  (2)(3)         10.01%
6410 Poplar Avenue
Suite 900
Memphis, Tennessee 38119
Cohen & Steers Capital Management, Inc.      1,299,400  (2)(4)          4.04%
757 Third Avenue
New York, New York  10017

(1) Ownership is as of February 1, 2000. Does not include 459,298 shares owned by Mr. Cousins' wife, as to which Mr. Cousins disclaims beneficial interest. Includes 134,760 shares as to which Mr. Cousins shares voting and investment power. Also includes 210,000 shares which may be acquired by exercise of options.

(2)  Ownership is as of December 31, 1999.

(3) The beneficial owner is an investment advisor. Mr. O. Mason Hawkins is a co-filer of the applicable Schedule 13G in the event he could be deemed a controlling person of the investment advisor. The beneficial owner has indicated that it has sole voting power over 940,400 shares and sole dispositive power over 1,169,200 shares. It also has indicated that it has shared voting power and shared dispositive power over 2,049,600 shares. It has indicated that it has no voting power over 230,000 shares and no dispositive power over 1,200 shares. The beneficial owner also has represented to the Company that neither the beneficial owner nor any of its clients holds shares in violation of Article 11 of the Articles of Incorporation of the Company.

(4) The beneficial owner is an investment advisor. The beneficial owner has indicated that it has sole voting power over 1,062,900 shares and sole dispositive power over 1,299,400 shares. The beneficial owner has provided to the Company information that indicates that neither the beneficial owner nor any of its clients holds shares in violation of Article 11 of the Articles of Incorporation of the Company.

                       APPOINTMENT OF INDEPENDENT AUDITORS

       Arthur Andersen LLP audited the accounts of the Company and its consolidated entities and performed other services for the year ended December 31, 1999. The Board of Directors has not selected the Company's independent auditors for the year ending December 31, 2000, but intends to do so after the date of this Proxy Statement. Should the firm selected be unable to perform the requested services for any reason, the Directors will appoint other independent auditors to serve for the remainder of the year. An Arthur Andersen LLP representative will be present at the Annual Meeting and will have the opportunity to make a statement if such representative so desires and will be available to respond to stockholder questions.

                              FINANCIAL STATEMENTS

       The Company's Annual Report for the year ended December 31, 1999, including audited financial statements, is being mailed together with this Proxy Statement. The Annual Report does not form any part of the materials for solicitation of proxies.

                   STOCKHOLDER PROPOSALS AT THE COMPANY'S NEXT
                         ANNUAL MEETING OF STOCKHOLDERS

       Stockholders who intend to submit proposals for consideration at the Company's next annual meeting of stockholders must submit such proposals to the Company no later than November 27, 2000, in order to be considered for inclusion in the proxy statement and form of proxy to be distributed by the Board in connection with that meeting. Any stockholder proposal to be considered at next year's annual meeting but not included in the proxy statement must be submitted in writing by February 10, 2001 or the persons appointed as proxies may exercise their discretionary voting authority if the proposal is considered at the meeting. Stockholder proposals should be submitted to Tom G. Charlesworth, 2500 Windy Ridge Parkway, Suite 1600, Atlanta, Georgia 30339.

                                  OTHER MATTERS

       The minutes of the Annual Meeting of Stockholders held on May 4, 1999 will be presented at the meeting, but it is not intended that action taken under the proxy will constitute approval of the matters referred to in such Minutes. The Board knows of no other matters to be brought before the meeting. However, if any other matters should come before the meeting, the persons named in the proxy will vote such proxy in accordance with their judgment on such matters.

                            EXPENSES OF SOLICITATION

       The cost of proxy solicitation will be borne by the Company. In an effort to have as large a representation at the meeting as possible, special solicitation of proxies may, in certain instances, be made personally, or by telephone, electronic mail, facsimile, or mail by one or more Company employees. The Company will also reimburse brokers, banks, nominees and other fiduciaries for postage and reasonable clerical expenses of forwarding the proxy materials to their principals, the beneficial owners of the Company's stock.

                                    TOM G. CHARLESWORTH
                                    Secretary

March 27, 2000